CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alaunos Therapeutics, Inc. (the “Company”) on Form S-8 to be filed on or about July 2, 2026 of our report, dated March 31, 2025, on our audit of the Company’s financial statements as of December 31, 2025 and for the year then ended. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

July 2, 2026